CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): August 22, 2011

Radient Pharmaceuticals Corporation

 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 19, 2011, the Board of Directors approved, appointing Leonard M. J. Reyno, M.D. as a Class I Director, effective on today’s date. Dr. Reyno replaces Minghui Jia, who resigned from the Company’s Board of Directors effective August 19, 2011.

Dr. Reyno has extensive executive experience in the biotech industry, as well as having served as a professor of medicine and oncology, and in his own oncology practice. Dr. Reyno has received numerous awards and honors in oncology, has served as a reviewer for several key scientific journals, and has published numerous papers in peer reviewed journals and abstracts, as well as having been a guest presenter and lecturer at dozens of medical and biotech conferences.

As a biotech executive, Dr. Reyno currently serves as the Senior Vice President and Chief Medical Officer for Clinical Research and Development at Agensys, Inc. and Chief Medical Officer for Oncology at Astellas Pharma. Agensys is a wholly-owned subsidiary of Astellas Pharma US, the US affiliate of Astellas Pharma Inc., Japan’s second largest pharmaceutical company. Astellas Pharma currently has a $17 billion market capitalization and is ranked within the top 20 pharmaceutical companies in the global market. Prior to Astellas Pharma, Dr. Reyno was Senior Director of Clinical Development at Novacea; was Medical Director, Lead Clinical Scientist on the Herceptin Team, Bio-Oncology at Genentech; and served as Global Director, Oncology Therapeutic Area for Aventis.

Item 7.01 Regulation FD Disclosure.

On August 22, 2011, we issued a press release announcing the appointment of  Dr. Reyno.  A copy of the press release containing such announcement is furnished herewith as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

99.1  Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

Dated: August 22, 2011	By:	/s/ Akio Ariura
Name: Akio Ariura
Title: Chief Financial Officer